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                            SIERRA PACIFIC RESOURCES
                       EXECUTIVE LONG-TERM INCENTIVE PLAN

ARTICLE 1. ESTABLISHMENT, PURPOSE, AND DURATION

         1.1 ESTABLISHMENT OF THE PLAN. Sierra Pacific Resources, a Nevada corporation (hereinafter referred to as the "Company"), hereby establishes an incentive compensation plan to be known as the "Sierra Pacific Resources Executive Long-Term Incentive Plan" (hereinafter referred to as the "Plan"), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options (NQSO), Incentive Stock Options (ISO), Stock Appreciation Rights (SARs), Restricted Stock, Performance Units, Performance Shares, and Bonus Stock.

         Subject to ratification by an affirmative vote of a majority of the issued and outstanding shares of the Company's common stock represented at the annual meeting, the Plan shall become effective as of January 1, 1994 (the "Effective Date") and shall remain in effect as provided in Section 1.3 herein.

         1.2 PURPOSE OF THE PLAN. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Participants to those of Company shareholders, stakeholders, customers, and employees by providing Participants with an incentive for outstanding performance.

         The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent.

         The Plan is further intended to provide pay systems that support the Company's business strategy, and which are competitive with similarly sized utilities, and to emphasize pay-for-performance by tying reward opportunities to carefully determined and articulated performance goals at corporate, business unit, and individual levels.

         1.3 DURATION OF THE PLAN. The Plan shall commence on the Effective Date, as described in Section 1.1 herein, and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article 15 herein or until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions. However, in no event may an Award be granted under the Plan on or after December 31, 2003.

ARTICLE 2. DEFINITIONS

         Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

         2.1 "AWARD" means, individually or collectively, a grant under this Plan of NQSO's ISO's, SARs, Restricted Stock, Performance Units, Performance Shares, or Bonus Stock.
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         2.2 "AWARD AGREEMENT" means an agreement entered into by each
Participant and the Company, setting forth the terms and provisions applicable to Awards granted to Participants under this Plan.

         2.3 "BOARD" or "BOARD OF DIRECTORS" means the Board of Directors of the Company.

         2.4 "BONUS STOCK" means and Award granted to a Participant pursuant to
Article 10 herein.

         2.5 "CAUSE" means: (i) willful misconduct on the part of a Participant that is detrimental to the Company, or (ii) the conviction of a Participant for the commission of a felony or crime involving moral turpitude. "Cause" under either (i) or (ii) shall be determined in good faith by the Committee.

         2.6 "CHANGE IN CONTROL" of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

         (a)      The dissolution or liquidation of the Company;

         (b) A reorganization, merger, or consolidation of the Company with one or more corporation as a result of which the Company is not the surviving corporation,

         (c) The sale, exchange, transfer, or other disposition of shares of the stock of the Company (or shares of the stock of any person that is a shareholder of the Company) in one or more transactions, related or unrelated, to one or more Persons if, as result of such transactions, any Person or any Person and its affiliates own more than twenty percent (20%) of the voting power of the outstanding stock of the Company; or

         (d) The sale of all or substantially all the assets of the Company.

         2.7 "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

         2.8 "COMMITTEE" means the committee, as specified in Article 3, appointed by the Board to administer the Plan with respect to grants of Awards.

         2.9 "COMPANY" means Sierra Pacific Resources, a Nevada corporation, or any successor thereto as provided in Article 18 herein.

         2.10 "DIRECTOR" means any individual who is a member of the Board of Directors of the Company.

         2.11 "DISABILITY" shall have the meaning ascribed to such term in the Long-Term Disability Income Plan of the Company.


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         2.12 "DIVIDEND EQUIVALENT" means a contingent right to be paid dividends declared with respect to outstanding Option grants, pursuant to the terms of Section 6.5 herein.

         2.13 "ELIGIBLE EMPLOYEE" means those employees who are eligible to participate in the Plan, as set forth in Section 5.1 herein.

         2.14 "EMPLOYEE" means any full-time, nonunion employee of the Company or of the Company's Subsidiaries. Directors who are not otherwise employed by the Company shall not be considered Employees under this Plan.

         2.15 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as marked from time to time, or any successor Act thereto.

         2.16 "FAIR MARKET VALUE" shall mean the closing sale price on the principal securities exchange on which the Shares may then be traded or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported.

         2.17 "FREESTANDING SAR" means a SAR that is granted independently of any Options.

         2.18 "INCENTIVE STOCK OPTION" or "ISO" means an option to purchase Shares, granted under Article 6 herein, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

         2.19 "INSIDER" shall mean an Employee who is, on the relevant date, an officer, director, or ten percent (10%) beneficial owner of the Company, as defined under Section 16 of the Exchange Act.

         2.20 "NAMED EXECUTIVE OFFICER" means an Participant who, as of the date of vesting and/or payout of an Award is one of the group of "covered employees," as defined in the Regulations promulgated under Code Section 162(m), or any successor statute.

         2.21 "NONQUALIFIED STOCK OPTION" or "NQDO" means an option to purchase Shares, granted under Article 6 herein, which is not intended to be an incentive Stock Option.

         2.22 "OPTION" means an Incentive Stock Option or a Nonqualified Stock Option.

         2.23 "OPTION PRICE" means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.

         2.24 "PARTICIPANT" means an Employee of the Company who has outstanding an Award granted under the Plan.

         2.25 "PERFORMANCE UNIT" means an Award granted to Employee, as described in Article 9 herein.


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         2.26 "PERFORMANCE SHARE" means an Award granted to an Employee, as described in Article 9 herein.

         2.27 "PERIOD OF RESTRICTION" means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 8 herein.

         2.28 "PERSON" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d).

         2.29 "RESTRICTED STOCK" means an Award granted to a Participant pursuant to Article 8 herein.

         2.30 "RETIREMENT" shall have the meaning ascribed to such term in the Retirement Plan for Employees of Sierra Pacific Power Company.

         2.31 "SHARES" means the shares of common stock of the Company.

         2.32 "STOCK APPRECIATION RIGHT" or "SAR" means an Award, granted alone or in connection with a related Option, designated as an SAR, pursuant to the terms of Article 7 herein.

         2.33 "SUBSIDIARY" means any wholly-owned corporation, partnership, venture, or other entity in which the Company holds one hundred percent (100%) voting control.

         2.34 "TANDEM SAR" means a SAR that is granted in connection with a related Option, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall be similarly canceled).

         2.35 "WINDOW PERIOD" means the period beginning on the third business day following the date of public release of the Company's quarterly sales and earnings information, and ending on the twelfth business day following such date.

ARTICLE 3.  ADMINISTRATION

         3.1 THE COMMITTEE. The Plan shall be administered by the Compensation and Organization Committee of the Board, or by any other Committee appointed by the Board consisting of not less than two (2) nonemployee Directors. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.


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         The Committee shall be comprised solely of Directors who are eligible to administer the Plan pursuant to Rule 16b-3(c)(2) under the Exchange Act. However, if for any reason the Committee does not qualify to administer the Plan, as contemplated by Rule 16b-3(c)(2) of the Exchange Act, the Board of Directors may appoint a new Committee so as to comply with Rule 16b-3(c)(2).

         3.2 AUTHORITY OF THE COMMITTEE. The Committee shall have full power except as limited by law, the Articles of Incorporation, Bylaws of the Company, subject to such other restricting limitations or directions as may be imposed by the Board and subject to the provisions herein, to determine the size and types of Awards; to determine the terms and conditions of such Awards in a manner consistent with the Plan; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 15 herein) to amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authorities as identified hereunder.

         3.3 DECISIONS BINDING. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Employees, Participants, and their estates and beneficiaries.

ARTICLE 4.  SHARES SUBJECT TO THE PLAN

         4.1 NUMBER OF SHARES. Subject to adjustment as provided in Section
4.3 herein, the total number of Shares available for grant under the Plan shall be one million seven hundred fifty thousand (1,750,000). No more than four hundred sixty six thousand six hundred sixty seven (466,667) of such Shares may be issued pursuant to grants of Restricted Stock, and no more than five hundred eighty three thousand three hundred thirty three (583,333) of such Shares may be issued pursuant to grants of Bonus Stock. These Shares may be either authorized but unissued or reacquired Shares.

         The following rules will apply for purposes of the determination of the number of Shares available for grant under the Plan:

         (a) While an Award is outstanding, it shall be counted against the authorized pool of Shares, regardless of its vested status.

         (b) The grant of an Option or Restricted Stock shall reduce the Shares available for grant under the Plan by the number of Shares subject to such Award.


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         (c)      The grant of a Tandem SAR shall reduce the number of Shares available for grant by the number of Shares subject to the related Option (i.e., there is no double counting of Options and their related Tandem SARs).

         (d) The grant of a Freestanding SAR shall reduce the number of Shares available for grant by the number of Freestanding SARs granted.

         (e) The Committee shall in each case determine the appropriate number of Shares to deduct from the authorized pool in connection with the grant of Performance Units and/or Performance Shares.

         (f) The grant of Bonus Stock shall reduce the number of Shares available for grant by the number of Shares subject to the Bonus Stock Award.

         (g) To the extent that an Award is settled in cash rather than in Shares, the authorized Share pool shall be credited with the appropriate number of Shares represented by the cash settlement of the Award, as determined at the sole discretion of the Committee (subject to the limitation set forth in Section 4.2 herein).

         4.2 LAPSED AWARDS. If any Award granted under this Plan is canceled, terminates, expires, or lapses for any reason (with the exception of the termination of a Tandem SAR upon exercise of the related Option, or the termination of a related Option upon exercise of the corresponding Tandem SAR), any Shares subject to such Award shall again be available for the grant of an Award under the Plan. However, in the event that prior to the Award's cancellation, termination, expiration, or lapse, the holder of the Award at any time received one or more "benefits of ownership" pursuant to such Award (as defined by the Securities and Exchange Commission, pursuant to any rule or interpretation promulgated under Section 16 of the Exchange Act), the Shares subject to such Award shall not be made available for regrant under the Plan.

         4.3 ADJUSTMENTS IN AUTHORIZED SHARES. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, such adjustment shall be made in the number and class of Shares which may be delivered under the Plan, and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; and provided that the number of Shares subject to any Award shall always be a whole number.

ARTICLE 5.  ELIGIBILITY AND PARTICIPATION

         5.1 ELIGIBILITY. Persons eligible to participate in this Plan include all Officers and Key Employees of the Company and its Subsidiaries, as determined by the Committee, including Employees who are members of the Board, but excluding Directors who are not Employees.


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         5.2 ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the
Committee may, from time to time, select from all eligible Employees, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

ARTICLE 6.  STOCK OPTIONS

         6.1 GRANT OF OPTIONS. Subject to the terms and provisions of the Plan, Options may be granted to eligible Employees at any time and from time to time as shall be determined by the Committee. The Committee shall have discretion in determining the number of Shares subject to Options granted to each Participant; provided, however, that the maximum number of shares subject to Options which may be granted to any single Participant during the term of the Plan is one hundred fifty thousand (150,000). The Committee may grant ISOs, NQSOs, or a combination thereof.

         6.2 AWARD AGREEMENT. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Option Agreement also shall specify whether the Option is intended to be an ISO within the meaning of Section 422 of the Code, or a NQSO whose grant is intended not to fall under the provisions of Section 422 of the Code.

         6.3 OPTION PRICE. The Option Price for each grant of an Option under this Section 6.3 shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

         6.4 DURATION OF OPTIONS. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

         6.5 DIVIDEND EQUIVALENTS. Simultaneous with the grant of an Option, the Participant receiving the Option may be granted, at no additional cost, Dividend Equivalents. Each Dividend Equivalent shall entitle the Participant to receive a contingent right to be paid an amount equal to the dividends declared on a Share on all record dates occurring during the period between the grant date of an Option and the date the Option is exercised.

         The underlying value of each Dividend Equivalent shall accrue as a book entry in the name of each Participant holding the Dividend Equivalent. Payout of the accrued value of a Dividend Equivalent shall occur only in the event that the Option issued in tandem with the Dividend Equivalent is "in the money" (i.e., the Fair Market Value of Shares underlying the Option as of the exercise date exceeds the Option Price) as of the exercise date. Payout of Dividend Equivalents shall be made in cash, in one lump sum, within thirty (30) days following the exercise of the corresponding Option.


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         6.6 EXERCISE OF OPTIONS. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant. However, in no event may an Option granted under this Plan become exercisable prior to six (6) months following the date of its grant.

         6.7 PAYMENT. Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

         The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price), or (c) by a combination of
(a) and (b).

         The Committee also may allow cashless exercise as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law.

         As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant's name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

         6.8 RESTRICTIONS ON SHARE TRANSFERABILITY. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

         6.9 TERMINATION OF EMPLOYMENT. Each Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment.

         6.10 NONTRANSFERABILITY OF OPTIONS. No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Options granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or his or her legal representative.


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ARTICLE 7.  STOCK APPRECIATION RIGHTS

         7.1 GRANT OF SARS. Subject to the terms and conditions of the Plan, a SAR may be granted to an Employee at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR.

         The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs; provided, however, that the maximum number of SARs which may be granted to any single Participant during the term of the Plan is one hundred fifty thousand (150,000).

         The grant price of a Freestanding SAR shall equal the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Option Price of the related Option. In no event shall any SAR granted hereunder become exercisable within the first six (6) months of its grant.

         7.2 EXERCISE OF TANDEM SARS. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

         Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

         7..3 EXERCISE OF FREESTANDING SARS. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

         7.4 SAR AGREEMENT. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

         7.5 TERM OF SARS. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.


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         7.6 PAYMENT OF SAR AMOUNT. Upon exercise of a SAR, a participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

         (a) The difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

         (b) The number of Shares with respect to which the SAR is exercised.

         At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

         7.7 RULE 16B-3 REQUIREMENTS. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on exercise of a SAR (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Section 16 (or any successor rule) of the Exchange Act.

         For example, if the Participant is an Insider, the ability of the Participant to exercise SARs for cash may be limited to Window Periods. however, if the Committee determines that the Participant is not an Insider, or if the securities laws change to permit greater freedom of exercise of SARs, then the Committee may permit exercise at any point in time, to the extent the SARs are otherwise exercisable under the Plan.

         7.8 TERMINATION OF EMPLOYMENT. Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant's employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment.

         7.9 NONTRANSFERABILITY OF SARS. No SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or his or her legal representative.

ARTICLE 8.  RESTRICTED STOCK

         8.1 GRANT OF RESTRICTED STOCK. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to eligible Employees in such amounts as the Committee shall determine.

         8.2 RESTRICTED STOCK AGREEMENT. Each Restricted Stock grant shall be evidenced by a Restricted Stock Agreement that shall specify the Period of Restriction, or Periods, the number of Restricted Stock Shares granted, and such other provisions as the Committee shall determine.


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         8.3 TRANSFERABILITY. Except as provided in this Article 8, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Agreement. However, in no event may any Restricted Stock granted under the Plan become vested in a Participant prior to six (6) months following the date of its grant. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

         8.4 OTHER RESTRICTIONS. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual), and/or restrictions under applicable Federal or state securities laws; and may legend the certificates representing Restricted Stock to give appropriate notice of such restriction.

         8.5 CERTIFICATE LEGEND. In addition to any legends placed on certificates pursuant to Section 8.4 herein, each certificate representing Shares of Restricted Stock granted pursuant to the Plan may bear the following legend:

         "The sale or other transfer of the Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Sierra Pacific Resources Executive Long-Term Incentive Plan, and in a Restricted Stock Agreement. A copy of the Plan and such Restricted Stock Agreement may be obtained from Sierra Pacific Resources."

         The Company shall have the right to retain the certificates representing Shares of Restricted Stock in the Company's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

         8.6 REMOVAL OF RESTRICTIONS. Except as otherwise provided in this
Article 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction. Once the Shares are released from the restrictions, the Participant shall be entitled to have the legend required by
Section 8.5 removed from his or her Share certificate.

         8.7 VOTING RIGHTS. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.

         8.8 DIVIDENDS AND OTHER DISTRIBUTIONS. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder shall be credited with all regular cash dividends paid with respect to all shares while they are so held. Except as provided in the


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succeeding sentence, all cash dividends and other distributions paid with respect to Shares of Restricted Stock shall be credited to Participants subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Subject to the succeeding paragraph, and to the restrictions on vesting and the forfeiture provisions, all dividends credited to a Participant shall be paid to the Participant within forty-five
(45) days following the full vesting of the Shares of Restricted Stock with respect to which such dividends were earned.

         In the event that any dividend constitutes a "derivative security" or an "equity security" pursuant to rule 16(a) under the Exchange Act, such dividend shall be subject to a vesting period equal to the longer of: (i) the remaining vesting period f the Shares of Restricted Stock with respect to which the dividend is paid; or (ii) six (6) months. The Committee shall establish procedures for the application of this provision.

         8.9 TERMINATION OF EMPLOYMENT. Each Restricted Stock Award Agreement shall set forth the extent to which the Participant shall have the right to receive unvested Restricted Shares following termination of the Participant's employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all Shares of Restricted Stock issued pursuant to the Plan, or among Participants, and may reflect distinctions based on the reasons for termination of employment.

ARTICLE 9.  PERFORMANCE UNITS AND PERFORMANCE SHARES

         9.1 GRANT OF PERFORMANCE UNITS/SHARES. Subject to the terms of the Plan, Performance Units and Performance Shares may be granted to eligible Employees at any time and from time to time, as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant; provided, however, that unless and until the Committee determines that a grant of Performance Shares and/or Performance Shares Units shall not be designed to qualify for the "performance-based" exemption under Code Section 162(m), the maximum payout to any Named Executive Officer with respect to Performance Units and/or Performance Shares granted in any one (1) fiscal year of the Company shall be one million dollars ($1,000,000).

         9.2 VALUE OF PERFORMANCE UNITS/SHARES. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Shares that will be paid out to the Participants. The time period during which the performance goals must be met


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

shall be called a "Performance Period." Performance Periods shall, in all cases, exceed six (6) months in length.

         Unless and until the Committee proposes for shareholder vote a change in the general performance measures, the attainment of which shall determine the number and/or value of Performance Units and/or Performance Shares granted under the Plan, the performance measure(s) to be used for purposes of grants to Named Executive Officers shall be selected from among the following activities:

         (a) Total shareholder return (measured as the sum of Share appreciation and dividends declared) in relation to the Dow Jones Utilities Index.

         (b)      Return on invested capital in relation to target objectives.

         (c) Share Earnings/Earnings Growth in relation to target objectives.

         (d)      Cash Flow/Cash flow Growth in relation to target objectives.

         In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Performance Units and/or Performance Shares which shall not qualify for the "performance-based" exemption under Code Section 162(m), the Committee may make such grants without satisfying the requirements of Code Section 162(m).

         9.3 EARNING OF PERFORMANCE UNITS/SHARES. After the applicable Performance Period has ended, the holder of Performance Units/Shares shall be entitled to receive payout on the number and value of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

         9.4 FORM AND TIMING OF PAYMENT OF PERFORMANCE UNITS/SHARES. Payment of earned Performance Units/Shares shall be made in a single lump sum, within seventy-five (75) calendar days following the close of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Units/Shares in the form of cash or in Shares (or in a combination thereof), which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shared at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee.

         Prior to the beginning of each performance Period, participants may elect to defer the receipt of Performance Unit/Share payout upon such terms as the Committee deems appropriate.


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


         Participants shall be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Performance Units and/or Performance Shares which have been earned, but not yet distributed to Participants (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions as apply to dividends earned with respect to Shares of Restricted Stock, as set forth in Section 8.8 herein). In addition, Participants may, at the discretion of the Committee, be entitled to exercise their voting rights with respect to such Shares.

         9.5 TERMINATION OF EMPLOYMENT DUE TO DEATH, DISABILITY, OR RETIREMENTS. In the event the employment of a Participant is terminated by reason of Death, Disability, or Retirement during a Performance Period, the Participant shall receive a prorated payout of the Performance Units/Shares. The prorated payout shall be determined by the Committee, in its sole discretion, and shall be based upon the length of time that the Participant held the Performance Units/Shares during the Performance Period, and shall further be adjusted based on the achievement of the preestablished performance goals.

         9.6 TERMINATION OF EMPLOYMENT FOR OTHER REASONS. In the event that a Participant's employment terminates for any reason other than those reasons set forth in Section 9.5 herein, all Performance Units/Shares shall be forfeited by the Participant to the Company.

         9.7 NONTRANSFERABILITY. Performance Units/Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and lifetime only by the participant or the Participant's legal representative.

ARTICLE 10.  BONUS STOCK

         The Committee shall have the right to grant other Awards which may include, without limitations, the grant of Shares based on certain conditions, the payment of cash based on performance criteria established by the Committee, and the payment of Shares in lieu of cash under other Company incentive bonus programs. Payment under or settlement of any such Awards shall be made in such manner and at such times as the Committee may determine.

ARTICLE 11.  BENEFICIARY DESIGNATION

         Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.


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

         The spouse of a married participant domiciled in a community property jurisdiction shall join in any designation of beneficiary or beneficiaries other than the spouse.

ARTICLE 12.  DEFERRALS

         The Committee may permit a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of (1) the exercise of an Option or SAR, (2) the lapse or waiver of restrictions with respect to Restricted Stock, or (3) the satisfaction of any requirements or goals with respect to Performance Units/Shares, or Bonus Stock. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

ARTICLE 13.  RIGHTS OF EMPLOYEES

         13.1 EMPLOYMENT. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, for any reason or no reason in the Company's sole discretion, nor confer upon any Participant any right to continue in the employ of the Company.

         For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a termination of employment.

         13.2. PARTICIPATION. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

ARTICLE 14.  CHANGE IN CONTROL

         Upon the occurrence of a Change in Control, as defined in Section 2.6 unless otherwise specifically prohibited by the terms of Section 19 herein:

         (a) Any and all Options and SARs granted hereunder shall become immediately exercisable;

         (b) Any restriction periods and restrictions imposed on Restricted Shares shall lapse;

         (c) The target payout opportunity attainable under all outstanding Awards of Restricted Stock, Performance Units, Performance Shares, and Bonus Stock shall be deemed to have been fully earned for the entire Performance Period(s) as of the effective date of the Change in Control. The vesting of all Awards denominated in Shares shall be accelerated as of the effective date of the Change in Control, and there shall be paid out


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

                  in cash to Participants within thirty (30) days following the effective date of the Change in Control a pro rata portion of all targeted cash payout opportunities associated with outstanding cash-based Awards, based on the number of complete and partial calendar months within the Performance Period which had elapsed as of such effective date; provided, however, that there shall not be an accelerated payout with respect to Awards of Restricted Stock, Performance Units, Performance Shares, or Bonus Stock which were granted less than six (6) months prior to the effective date of the Change in Control;

         (d) Subject to Article 15 herein, the Committee shall have the authority to make any modifications to the Awards as determined by the Committee to be appropriate before the effective date of the Change in Control, but not after.

ARTICLE 15.  AMENDMENT, MODIFICATION, AND TERMINATION

         15.1 AMENDMENT, MODIFICATION, AND TERMINATION. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, that no amendment which requires shareholder approval in order for the Plan to continue to comply with Rule 16b-3 under the Exchange Act, including any successor to such Rule, shall be effective unless such amendment shall be approved by the requisite vote of shareholders of the Company entitled to vote thereon.

The Committee shall not have the authority to cancel outstanding Awards and issue substitute Awards in replacement thereof.

         15.2. AWARDS PREVIOUSLY GRANTED. No Termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

ARTICLE 16.  WITHHOLDING

         16.1 TAX WITHHOLDING. The company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event arising out of or as a result of this Plan.

        16.2 SHARE WITHHOLDING. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising out of or as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction.

All elections shall be irrevocable, made in writing, signed by the Participant, and elections by Insiders shall additionally comply with the applicable requirement set forth in (a) or (b) of this Section 16.2.

         (a) AWARDS HAVING EXERCISE TIMING WITHIN PARTICIPANTS' DISCRETION. The Insider must either:

                  (i) Deliver written notice of the stock withholding election to the Committee at least six (6) months prior to the date specified by the Insider on which the exercise of the Award is to occur; or

                  (ii) Make the stock withholding election in connection with an exercise of an Award which occurs during a Window Period.

         (b) AWARDS HAVING A FIXED EXERCISE/PAYOUT SCHEDULE WHICH IS OUTSIDE INSIDER'S CONTROL. The Insider must either:

                  (i) Deliver written notice of the stock withholding election to the Committee at least six (6) months prior to the date on which the taxable event (e.g., exercise or payout) relating to the Award is scheduled to occur; or

                  (ii) Make the stock withholding election during a Window Period which occurs prior to the scheduled taxable event relating to the Award (for this purpose, an election may be made prior to such a Window Period, provided that it becomes effective during a Window Period occurring prior to the applicable taxable event).

ARTICLE 17.  INDEMNIFICATION

         Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.


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

ARTICLE 18.  SUCCESSORS

         All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 19.  LEGAL CONSTRUCTION

         19.1 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

         19.2 SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

         19.3 REQUIREMENTS OF LAW. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

         Notwithstanding any other provision set forth in the Plan, if required by the then-current Section 16 of the Exchange Act, any "derivative security" or "equity security" offered pursuant to the Plan to any Insider may not be sold or transferred within the minimum time limits specified or required in such rule. The terms "equity security" and "derivative security" shall have the meanings ascribed to them in the then-current Rule 16(a) under the Exchange Act.

         19.4 SECURITIES LAW COMPLIANCE. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of the Federal securities laws. To the extent any provision of the plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

         19.5 GOVERNING LAW. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Nevada.


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